                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

 [_] Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          WILLAMETTE INDUSTRIES, INC.
                       1300 S.W. FIFTH AVENUE, SUITE 3800
                             PORTLAND, OREGON 97201

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 1996

                               ----------------

  The annual meeting of shareholders of Willamette Industries, Inc. ("Company"), will be held at the RiverPlace Alexis Hotel, 1510 S.W. Harbor Way, Portland, Oregon, on Thursday, April 25, 1996, at 10 a.m., for the following purposes:

    1. To elect four Class B directors.

    2. To approve an amendment of the Company's Third Restated Articles of Incorporation to increase the number of authorized shares of common stock, $.50 par value ("Common Stock"), from 75,000,000 shares to 150,000,000 shares.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record as of the close of business on February 21, 1996, will be entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting in person. Whether or not you plan to attend, please date, sign and mail the enclosed proxy to avoid the expense of further solicitation. A majority of the outstanding shares must be represented at the meeting in order to transact business, and whether you own few or many shares, your proxy is important in fulfilling this requirement.

  If you attend the meeting, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors

                                                 J. A. Parsons
                                                  Secretary

Portland, Oregon
March 11, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction...............................................................   1
Holders of Common Stock....................................................   1
Election of Directors......................................................   3
Executive Compensation.....................................................   5
Compensation Committee Interlocks and Insider Participation................   7
Report of the Compensation Committee.......................................   8
Performance Graph..........................................................  11
Compensation of Directors..................................................  11
Employment Agreements......................................................  12
Approval of Amendment of Third Restated Articles of Incorporation..........  14
Other Matters..............................................................  14
Shareholder Proposals......................................................  14
Solicitation of Proxies....................................................  15






This Proxy Statement has been printed on Pennlite Opaque(R) paper produced by the Company.

                                PROXY STATEMENT

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Willamette Industries, Inc., an Oregon corporation ("Company"), of proxies in the accompanying form for use at the annual meeting of shareholders to be held on April 25, 1996. This Proxy Statement and accompanying form of proxy were first sent or given to shareholders on approximately March 11, 1996.

  When a proxy in the enclosed form is properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the shares will be voted for items 1 and 2 of the accompanying Notice of Annual Meeting of Shareholders. Shareholders may expressly abstain from voting on item 2 by so indicating on the proxy. An abstention with respect to item 2 will have no effect on the required vote for the item. Shares represented by duly executed and returned proxies of brokers and other nominees which are expressly not voted on any matter to be presented at the annual meeting ("broker nonvotes") will have no effect on the required vote on the matter.

  A proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise (i) by delivering written notice of revocation to the secretary of the Company, (ii) by executing a subsequent proxy relating to the same shares which is delivered to the secretary or (iii) by attending the annual meeting and voting in person (although attendance at the meeting in itself will not constitute revocation of a proxy).

                            HOLDERS OF COMMON STOCK

  The close of business on February 21, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On the record date, the Company had outstanding 55,223,706 shares of Common Stock, each share of which is entitled to one vote at the meeting. A majority of the shares entitled to vote, represented in person or by proxy, including proxies reflecting broker nonvotes or abstentions, will constitute a quorum at the meeting.

  The following table gives certain information concerning the holdings of Common Stock as of January 31, 1996, of each person known to the Company to be the beneficial owner of more than 5 percent of the outstanding Common Stock, of each of the directors and nominees, of each of the named executive officers referred to in the Summary Compensation Table below and of the Company's directors and executive officers as a group. The information as to beneficial stock ownership is based on data furnished by the persons concerning whom such information is given.

                         SHARES OF
                       COMMON STOCK
                       BENEFICIALLY                NATURE OF              PERCENT OF
                         OWNED AT                  BENEFICIAL            OUTSTANDING
NAME                JANUARY 31, 1996(1)           OWNERSHIP(1)           COMMON STOCK
----                -------------------           ------------           ------------
C. M. Bishop, Jr.            2,000      Sole Voting and Disposition            --
Maurie D. Clark(2)       1,706,855      Sole Voting and Disposition          3.09%
                         2,382,588      Shared Voting and Disposition        4.32%
                         4,089,443      Total                                7.41%
Gerard K. Drummond           2,000      Sole Voting and Disposition            --
E. B. Hart                     746      Sole Voting and Disposition            --

                                             (Table continued on following page)

                               SHARES OF
                             COMMON STOCK
                             BENEFICIALLY                NATURE OF              PERCENT OF
                               OWNED AT                  BENEFICIAL            OUTSTANDING
          NAME            JANUARY 31, 1996(1)           OWNERSHIP(1)           COMMON STOCK
          ----            -------------------           ------------           ------------
William P. Kinnune(3)             43,984      Sole Voting and Disposition           .08%
                                              Sole Voting and Shared
                                   1,832       Disposition                           --
                                  15,617      Sole Disposition                      .03%
                                  61,433      Total                                 .11%
C. W. Knodell                     63,866      Sole Voting and Disposition           .12%
Paul N. McCracken                  3,270      Sole Voting and Disposition           .01%
Michael R. Onustock(3)            23,954      Sole Voting and Disposition           .04%
                                              Sole Voting and Shared
                                   1,475       Disposition                           --
                                  20,517      Sole Disposition                      .04%
                                  45,946      Total                                 .08%
J. A. Parsons(3)                  28,414      Sole Voting and Disposition           .05%
                                              Sole Voting and Shared
                                   1,461       Disposition                           --
                                  12,483      Sole Disposition                      .03%
                                  42,358      Total                                 .08%
Steven R. Rogel(3)                27,062      Sole Voting and Disposition           .05%
                                              Sole Voting and Shared
                                   2,258       Disposition                           --
                                  60,240      Sole Disposition                      .11%
                                  89,560      Total                                 .16%
Stuart J. Shelk, Jr.             769,351      Sole Voting and Disposition          1.34%
Robert M. Smelick                  2,000      Sole Voting and Disposition            --
William Swindells(3)(4)        1,090,197      Sole Voting                          1.97%
                               1,823,798      Shared Voting and Disposition        3.30%
                               1,217,387      Sole Disposition                     2.21%
                               3,041,185       Total                               5.51%
Floyd Vike(3)                     19,064      Sole Voting and Disposition           .03%
                                              Sole Voting and Shared
                                     604       Disposition                           --
                                  15,530      Sole Disposition                      .03%
                                  35,198      Total                                 .06%
Samuel C. Wheeler                878,033      Sole Voting and Disposition          1.59%
Benjamin R. Whiteley               3,000      Shared Voting and Disposition         .01%
All directors and execu-       2,959,571      Sole Voting                          5.36%
tive officers as a group       1,826,798      Shared Voting                        3.31%
(15 persons), including        3,205,518      Sole Disposition                     5.80%
persons listed above(3)        1,836,428      Shared Disposition                   3.33%
                               5,039,946       Total                               9.13%

--------
(1) Shares are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares. Inclusion of shares in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.

(2) Mr. Clark's address is Suite 600, 1211 S.W. Fifth Avenue, Portland, Oregon 97204.

(3) Includes shares subject to options exercisable within 60 days after January 31, 1996, under the Company's 1995 Long-Term Incentive Compensation Plan ("1995 Plan") and 1986 Stock Option and Stock Appreciation Rights Plan ("1986 Plan") as follows: Mr. Kinnune, 15,617 shares; Mr. Onustock, 20,517 shares; Mr. Parsons, 12,483 shares; Mr. Rogel, 60,240 shares; Mr. Swindells, 127,190 shares; Mr. Vike, 15,530 shares; and all directors and executive officers as a group, 251,577 shares.

(4) Mr. Swindells' address is 1300 S.W. Fifth Avenue, Portland, Oregon 97201.

  Under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), holders of more than 10 percent of the Common Stock and directors and certain officers of the Company are required to file reports ("Section 16 Statements") of beneficial ownership of Common Stock and changes in such ownership with the Securities and Exchange Commission. The Company is required to identify in its proxy statements those persons who to the Company's knowledge were required to file Section 16 Statements and did not do so on a timely basis. Based solely on a review of copies of Section 16 Statements furnished to the Company during and with respect to its most recent fiscal year and on written representations from reporting persons, the Company believes that each person who at any time during the most recent fiscal year was a reporting person filed all required Section 16 Statements on a timely basis except a Section 16 Statement was not filed on a timely basis by Mr. Swindells to report two sales of Common Stock in September 1995.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes serving staggered three-year terms. The Board held four meetings during 1995. Each director attended at least 75 percent of the total of (i) the meetings of the Board and (ii) the meetings held by all committees of the Board on which he served.

  The four nominees named below for election as Class B directors are members of the Board. The nominees elected as Class B directors will serve until the 1999 annual meeting of shareholders. The accompanying proxy when properly executed and returned to the Company will be voted for the nominees named below unless authority to vote is withheld. If a quorum is present, a nominee will be elected if the nominee receives a plurality of the votes cast by the shares entitled to vote in the election.

  Under the Company's bylaws, a shareholder desiring to nominate a candidate for election as a director must give written notice to the Company with specified information not less than 90 days prior to any annual meeting and not less than seven days after the giving of notice to the shareholders of any special meeting at which directors are to be elected.

  If for any reason any of the nominees named below should become unavailable for election (an event that the Board does not anticipate), the proxy will be voted for the election of such substitute nominee as may be designated by the Board. Information with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the meeting is set forth below. Ages shown are as of December 31, 1995.

CLASS A (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 1998)

  C. M. Bishop, Jr., age 70, has been a director of the Company since 1981. Mr. Bishop has been vice chairman of Pendleton Woolen Mills, a fabric manufacturer, since January 1993. Prior to that time he was president of Pendleton Woolen Mills for more than five years.(3)

  Robert M. Smelick, age 53, has been a director of the Company since 1990. Mr. Smelick has been a principal of Sterling Payot Company, an investment company, since 1989. Mr. Smelick is also a director of Metricom, Inc.(3)

  Benjamin R. Whiteley, age 66, has been a director of the Company since 1990. Mr. Whiteley has been chairman of the board of Standard Insurance Company, a life insurance company, of which he is also a director, since August 1994. He served as chairman and chief executive officer of Standard Insurance Company from January 1993 until August 1994 and, prior to that time, as president and chief executive officer for more than five years. Mr. Whiteley is also a director of Northwest Natural Gas Company, U. S. Bancorp and The Greenbrier Companies, Inc.(1)(2)

CLASS B (NOMINEES WHOSE TERMS OF OFFICE WILL EXPIRE IN 1999)

  E. B. Hart, age 71, has been a director of the Company since 1978. Prior to his retirement in 1989, Mr. Hart had been chairman and chief executive officer of Pay Less Drug Stores Northwest, Inc., a retail chain, for more than five years. Prior to 1987, he was also president of that company.(3)

  C. W. Knodell, age 68, has been a director of the Company since 1988. Prior to his retirement from the Company in April 1989, Mr. Knodell was executive vice president, chief financial officer, secretary and treasurer of the Company for more than five years. Mr. Knodell is also a director of David Evans and Associates, Inc.(1)(2)

  Steven R. Rogel, age 53, has been chief executive officer and a director of the Company since October 1, 1995, and president of the Company since April 1991. He served as chief operating officer of the Company from April 1991 until October 1995 and, prior to that time, as an executive and group vice president for more than five years.(1)

  William Swindells, age 65, has been a director of the Company since 1964. For more than the past five years, Mr. Swindells served as chairman of the Company's board of directors and, until his retirement in September 1995, as chief executive officer of the Company. Mr. Swindells is also a director of Standard Insurance Company, Oregon Steel Mills, Inc., and Airborne Freight Corp.(1)

CLASS C (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 1997)

  Gerard K. Drummond, age 58, has been a director since 1991. Since July 1993, Mr. Drummond has been of counsel to the law firm of Stoel Rives. For more than the prior five years, he was chairman of the board of NERCO, Inc., a natural resources company, its chief executive officer (except during the period February 1992 to November 1992), and an executive vice president of PacifiCorp, a public utility holding company.(2)

  Paul N. McCracken, age 67, has been a director of the Company since 1986. Mr. McCracken has been chairman and chief executive officer of Tumac Lumber Co., Inc., a wood products broker, for more than the past five years.(1)(2)

  Stuart J. Shelk, Jr., age 51, has been a director of the Company since 1983. Mr. Shelk has been managing general partner of Ochoco Lumber Co., a lumber manufacturer, for more than the past five years. Mr. Shelk is also a director of United States National Bank of Oregon.(3)

  Samuel C. Wheeler, age 67, has been a director of the Company since 1972. Mr. Wheeler has been president of Wheeler Management Co., Inc., a wood products manufacturer, for more than the past five years. Mr. Wheeler is also vice president of Barclay Logging Company, a logging contractor.(1)(2)
--------
(1) Member of the Company's executive committee.
(2) Member of the Company's compensation and nomination committee ("Compensation Committee"). The Compensation Committee, which held four meetings during 1995, reviews the compensation of the Company's directors and officers prior to consideration of such matters by the Board as a whole. The Compensation Committee also administers the Company's 1995 Plan and its 1986 Plan. In addition, the Compensation Committee makes recommendations to the Board concerning nominations of directors and selection of executive personnel. The Compensation Committee will consider shareholder suggestions as to nominees for directors; such suggestions should be addressed to the secretary of the Company at its principal executive offices. In order to be considered prior to next year's annual meeting, such suggestions should be received by December 31 of this year.
(3) Member of the Company's audit committee. The audit committee, which met twice during 1995, is responsible for: (i) nominating and recommending independent auditors for selection by the Board, (ii) reviewing the scope of audit proposed to be performed, (iii) reviewing the results of the past year's audit with the auditors and (iv) reviewing the independent auditors' suggestions and comments with respect to internal financial and operational controls, including monitoring the steps taken to implement suggestions by the independent auditors. J. A. Parsons, executive vice president and chief financial officer, secretary and treasurer of the Company, is an ex officio member of the audit committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning the compensation of the Company's chief executive officers and each of its four other most highly compensated executive officers (the "named executive officers") during each of the years in the three-year period ended December 31, 1995.

                                 ANNUAL    LONG-TERM COMPENSATION
                              COMPENSATION         AWARDS
                              ------------ -----------------------
                                           RESTRICTED  NUMBER OF
         NAME AND                            STOCK     SECURITIES
        PRINCIPAL                            AWARDS    UNDERLYING     ALL OTHER
       POSITION(1)       YEAR    SALARY      (3)(4)   OPTIONS/SARS COMPENSATION(5)
       -----------       ---- ------------ ---------- ------------ ---------------
Steven R. Rogel          1995   $622,917    $21,260      14,680        $14,922
 President, Chief Execu-
  tive Officer           1994    507,500     26,272      12,500         14,537
 and Chief Operating
  Officer(2)             1993    465,000        --       12,800         14,150
William Swindells        1995    547,078     40,016      17,480         14,922
 Chairman and Chief Ex-
  ecutive                1994    615,000     31,263      15,740         14,537
 Officer(2)              1993    588,000        --       16,350         14,150
William P. Kinnune       1995    411,333     20,858       9,700         14,922
 Executive Vice          1994    395,000     20,010       8,490         14,537
 President               1993    380,000        --        8,770         14,150
Michael R. Onustock      1995    340,000     17,252       8,000         14,922
 Executive Vice          1994    325,000     16,517       6,950         14,537
 President               1993    310,000        --        7,110         14,150
J. A. Parsons            1995    333,333     16,892       7,860         14,922
 Executive Vice Presi-
  dent and               1994    319,500     16,199       6,850         14,537
 Chief Financial Officer 1993    307,000        --        7,110         14,150
Floyd Vike               1995    323,417     16,737       7,520         14,922
 Executive Vice          1994    262,667     13,566       5,430         14,537
 President               1993    242,000        --        5,550         14,040

--------
(1) Includes principal capacities in which each officer served in 1995.

(2) Mr. Rogel was elected chief executive officer effective October 1, 1995, to replace Mr. Swindells, who retired September 30, 1995.

(3) The value of a restricted stock award is calculated by multiplying the closing sale price of the Common Stock on The Nasdaq Stock Market on the date of grant by the number of restricted shares of Common Stock awarded.

(4) The aggregate number of restricted shares of Common Stock held by each named executive officer and the value of such shares on December 29, 1995 (based on the closing sale price of the Common Stock, $56 1/4, reported on The Nasdaq Stock Market), are as follows:

                               NO. OF
                 NAME          SHARES  VALUE
                 ----          ------ --------
          Steven R. Rogel      2,258  $127,012
          William Swindells      --        --
          William P. Kinnune   1,832   103,050
          Michael R. Onustock  1,475    82,969
          J. A. Parsons        1,461    82,181
          Floyd Vike             604    33,975

  Dividends are paid on the restricted shares at the same rate as on other shares of Common Stock.

(5) The amounts shown for 1995 are Company contributions to its Stock Purchase Plan ("401(k) Plan"), a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for the benefit of each of the named executive officers and to its 1993 Deferred Compensation Plan for the benefit of such officers to the extent contributions would have been made to the 401(k) Plan had compensation subject to such plan included deferred compensation and had the Internal Revenue Code limits not been applicable.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information as to options to purchase Common Stock granted to the named executive officers during 1995 pursuant to the Company's 1995 Plan. No SARs were granted during 1995.

                                                                            POTENTIAL
                                                                       REALIZABLE VALUE AT
                                                                         ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                       PRICE APPRECIATION
                               INDIVIDUAL GRANTS                       FOR OPTION TERM(3)
                     --------------------------------------            -------------------
                     NUMBER OF  PERCENTAGE OF
                     SECURITIES TOTAL OPTIONS
                     UNDERLYING   GRANTED TO     EXERCISE
                      OPTIONS     EMPLOYEES       PRICE     EXPIRATION
NAME                 GRANTED(1) IN FISCAL YEAR PER SHARE(2)    DATE       5%       10%
----                 ---------- -------------- ------------ ---------- -------- ----------
Steven R. Rogel        14,680        4.89%        $51.50    April 2005 $475,457 $1,204,901
William Swindells      17,480        5.83          51.50    April 2005  566,144  1,434,719
William P. Kinnune      9,700        3.23          51.50    April 2005  314,164    796,154
Michael R. Onustock     8,000        2.67          51.50    April 2005  259,105    656,622
J. A. Parsons           7,860        2.62          51.50    April 2005  254,570    645,131
Floyd Vike              7,520        2.51          51.50    April 2005  243,558    617,225

--------
(1) Options were granted for the numbers of shares indicated at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options, which have terms of ten years and two days, become exercisable as follows: 33 1/3 percent after one year, an additional 33 1/3 percent after two years, and the remainder after three years. Upon a change in control, all options under the 1995 Plan become and remain exercisable in full until the earlier of three years after the date the change in control occurs or the expiration of the stated term of the option. For purposes of the 1995 Plan, a change in control is defined to include (i) a change in composition of the Board during any 24-month period such that the directors in office at the beginning of the period and any additional directors elected with the approval of two-thirds of the directors cease to constitute at least 70 percent of the Board and (ii) unless approved by two-thirds of the directors, excluding directors employed by the Company,
    (A) a merger, or sale of substantially all the assets, of the Company, (B) the acquisition by a person or group (other than certain affiliates of the Company) of 20 percent or more of the combined voting power of the Company's outstanding securities or (C) the approval by the shareholders of the Company of a plan of liquidation or dissolution of the Company.

(2) Subject to certain conditions, the exercise price and tax withholding obligations related to exercise may be paid by delivery of previously acquired shares of Common Stock.

(3) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually over the full term of the options. There can be no assurance that the Common Stock will appreciate at any particular rate or at all.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

  Information regarding exercises of stock options and tandem SARs by the named executive officers during 1995 and unexercised options and tandem SARs held by them as of December 31, 1995, is summarized in the table set forth below.

                                                     NUMBER OF
                                                    UNEXERCISED          VALUE OF UNEXERCISED
                      NUMBER OF                   OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                       SHARES                    DECEMBER 31, 1995      AT DECEMBER 31, 1995(2)
                     ACQUIRED ON    VALUE    ------------------------- -------------------------
      NAME            EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----           ----------- ----------- ----------- ------------- ----------- -------------
Steven R. Rogel         4,200     $114,675      60,240      27,280     $1,576,877    $232,890
William Swindells      14,000      640,500     127,190         --       2,797,602         --
William P. Kinnune     23,220      951,330      15,617      18,283        250,757     157,318
Michael R. Onustock     9,160      381,285      20,517      15,003        440,645     128,674
J. A. Parsons           9,160      416,780      12,483      14,797        200,276     127,291
Floyd Vike              6,200      196,062      15,530      12,990        355,806     106,538

--------
(1) Represents the difference between the fair market value of shares of the Common Stock received on exercise of stock options or SARs at the date of exercise and the option exercise price.

(2) Calculated based on the difference between the closing sale price of the Common Stock, $56 1/4, reported on The Nasdaq Stock Market on December 29, 1995, and the aggregate exercise price of the unexercised options. All options reflected in the table were granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

PENSION PLAN

  The retirement plan ("Retirement Plan") that the Company maintains for its salaried and office employees (including officers) provides for payment of retirement benefits generally based upon an employee's years of service with the Company and compensation level. Funding of the Retirement Plan is actuarially determined. The Company also maintains a supplemental retirement plan ("Supplemental Plan") under which salaried employees (including officers) receive retirement benefits substantially equal to those the Retirement Plan would have provided but for certain limitations required by the Internal Revenue Code.

  The following table shows the aggregate estimated annual benefits payable under the Retirement Plan and the Supplemental Plan upon retirement (assuming normal retirement at age 65) for unmarried employees at specified compensation levels (based upon the highest average of five consecutive years) with various years of service (assuming continuous full-time employment with the Company from date of hire to date of retirement):

                                       YEARS OF SERVICE
                     -----------------------------------------------------
      REMUNERATION      15       20       25       30       35       40
      ------------   -------- -------- -------- -------- -------- --------
        $300,000     $ 72,182 $ 96,242 $120,303 $144,364 $168,424 $190,924
         400,000       96,932  129,242  161,553  193,864  226,174  256,174
         500,000      121,682  162,242  202,805  243,364  283,924  321,424
         600,000      146,432  195,242  244,053  292,864  341,674  386,674
         700,000      171,182  228,242  285,303  342,364  399,424  451,924

  Compensation used in determining retirement benefits consists of the employee's regular fixed salary including amounts deferred at the election of the employee and contributed to the Company's 401(k) Plan. With respect to the named executive officers, such compensation is the amount shown for the officers under "Salary" in the Summary Compensation Table above.

  The credited years of service for each of the named executive officers is as follows: Mr. Rogel, 23; Mr. Kinnune, 34; Mr. Onustock, 23; Mr. Parsons, 29; and Mr. Vike, 34.

  Mr. Swindells, who retired on September 30, 1995 after more than 41 years of service to the Company, receives an annual retirement benefit of $303,895.

  The benefits payable upon retirement are single-life annuity amounts and are not subject to any deduction for Social Security or other offset amounts. The level of benefits is based in part upon the average of the Social Security wage bases for the 35 years ending with Social Security retirement age. Amounts shown in the table are based upon the Social Security covered compensation for an employee attaining age 65 in 1996. Retirement benefits may be reduced from the amounts shown in the case of early retirement (or other early termination of employment), in the case of a married employee whose benefits are paid in the form of a joint and survivor annuity and in the case of an employee whose employment with the Company has not been continuous. Special provisions in the Retirement Plan may apply in the case of death or disability; there are also provisions relating to the computation of years of service for vesting or benefit purposes in the case of service with certain employers acquired by the Company at various times in the past.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE

  During 1995, Messrs. Drummond, Knodell (who served as an executive officer of the Company until his retirement in 1989), McCracken, Wheeler and Whiteley served on the Company's Compensation Committee.

  Mr. McCracken is chairman and chief executive officer of Tumac Lumber Co., Inc., a wood products broker, which purchases building materials products from, and sells such products to, the Company in the ordinary course of business at prevailing market prices. During 1995, such transactions amounted to approximately $50,884,000.

  Mr. Wheeler is vice president of Barclay Logging Company and president of Wheeler Management Co., Inc., which perform contract logging services for, and purchase building materials from, the Company in the ordinary course of business at prevailing market prices. During 1995, such transactions amounted to less than $60,000. Mr. Wheeler served as a vice president of the Company until his resignation in 1973.

  Mr. Whiteley is chairman of the board and from January 1993 to August 1994 was chairman and chief executive officer of Standard Insurance Company. Mr. Swindells is and during 1995 was a member of the board of directors of Standard Insurance Company.

OTHER TRANSACTIONS

  Ochoco Lumber Co., of which Mr. Shelk is managing general partner, sells wood products to, and purchases such products from, the Company in the ordinary course of business at prevailing market prices. During 1995, such transactions aggregated approximately $2,845,000.

  The Company purchases equipment in the ordinary course of business at prevailing market prices from Rogers Machinery Co., Inc., in which members of Mr. Parsons' immediate family own a majority interest. During 1995, such purchases amounted to approximately $327,000.

                      REPORT OF THE COMPENSATION COMMITTEE

  It is the responsibility of the Compensation Committee to oversee the administration of salary, stock options and restricted stock awards to all officers (20 persons). The Compensation Committee's salary recommendations, when approved by the Board, set the level of compensation for all of these officers. The Compensation Committee is also responsible for selecting the key employees, including officers, to receive awards under the 1995 Plan and for determining the types, amounts, and terms of such awards. In addition, the Compensation Committee hears reports from the Company's chief executive officer, and considers the performance of individual officers, planned succession and related matters.

  The compensation policy of the Company recognizes that the Company's business is the conversion of timber and wood fiber into products which are largely of a commodity nature and that the Company is integrated "from the stump to the customer" with only the president and chief executive officer responsible for all operations. For these two reasons--little control of sales prices in commodity markets and little individual control over material costs and transfer prices of specific business segments--the Company does not ordinarily compensate employees with bonuses or other forms of short-term incentive compensation. The Company's policy is to pay salaried employees, including all officers, base salaries only. However, because of the Company's exceptional performance in 1995, the board approved an exception to the policy and awarded bonuses of one week's salary or wages to all salaried and hourly employees below the level of executive vice president.

  From time to time, the Compensation Committee has received reports from compensation consultants regarding competitive industry salaries. The Company also participates in industrywide salary surveys and conducts its own annual review of compensation information in proxy statements of competing companies. From these sources, the Compensation Committee evaluates compensation levels of a peer group of seven other forest products companies which the Compensation Committee, based on its general knowledge of the forest products industry, believes are comparable to the Company. The Company uses these evaluations when reviewing and approving management's recommendations regarding compensation. The seven companies constituting the peer group include five of the fourteen companies in the Standard & Poor's Paper & Forest Products Index referred to under "Performance Graph" below and two other forest products companies. Each of the peer group companies has total annual sales within approximately $1.5 billion of the Company's total annual sales and, as in the case with the Company, its pulp and paper products sales typically account for more than 50 percent of its total annual sales.

  The 1995 salaries recommended by the Compensation Committee at its April 1995 meeting for the Company's executive officers were determined after comparison with the cash compensation paid by the peer group to officers in comparable positions and taking into account available information concerning comparable levels of responsibility. In arriving at salary recommendations for individual officers, the committee also compared their duties to the duties of other officers and employees in the Company. Each recommended salary was within the range of the cash compensation paid to the comparable peer group officers. Some of the recommended salaries were near the high end of the range and others were closer to the low end of the range. In formulating its salary recommendations, the Compensation Committee did not consider stock options and other noncash compensation programs of the peer group companies or the stock options granted to Company officers.

  In past years, the Compensation Committee salary recommendation for Mr. Swindells as chairman and chief executive officer was based on comparing his duties and responsibility to those of other senior officers of the Company. In arriving at the salary recommended for Mr. Swindells for 1995, the Compensation Committee also took into account the cash compensation paid to the chief executive officers of the peer group companies and Mr. Swindells' announced intention to retire on September 30, 1995. The salary level recommended for Mr. Swindells for 1995, $800,000, represented an increase of 28 percent over his 1994 salary. Mr. Swindells' 1995 salary was near the low end of the range of cash compensation paid to the chief executive officers of the peer group companies in 1994.

  In August 1995, based on the recommendations of the Compensation Committee, the Board appointed Mr. Rogel, the Company's president, as chief executive officer effective October 1, 1995, to succeed Mr. Swindells and increased Mr. Rogel's annual salary level by 20 percent to $750,000 effective October 1, 1995. In recommending the increase in Mr. Rogel's salary, the Compensation Committee considered the additional responsibilities Mr. Rogel would assume and Mr. Rogel's experience compared to that of Mr. Swindells.

  As an incentive to stock ownership by employees and as a form of long-term incentive compensation, the Compensation Committee annually grants stock options and occasionally awards shares of restricted Common Stock to selected key employees.

  Stock options are granted by the Compensation Committee based on a formula relating to base salary and the Company's return on shareholder equity ("ROE"). Under the formula, a target number of options for each executive officer is determined by dividing a percentage of the officer's salary (ranging from 100 percent to 150 percent based on level of responsibility) by the market price of the Common Stock at the date of grant. The target number is subject to downward adjustment based on the Company's ROE for its most recent fiscal year. No adjustment is made if the Company's ROE exceeds by a specified margin the composite ROE of 19 forest products companies, including the Company, as reported by a nationally recognized financial publication (the "Composite Group"). If the specified margin is not achieved, the options are reduced proportionately by up to 30 percent of the target number. The Company's 1994 ROE did not exceed the published industry composite by more than the specified margin. Accordingly, option grants in 1995 were adjusted. The formula does not take into account the number of stock options previously granted to an executive officer.

  The Composite Group includes five of the seven peer group companies and other companies that are substantially larger than the Company in terms of sales. The Compensation Committee believes that the broader Composite Group is more appropriate for measuring performance based on ROE, which is not related to a Company's size, and the peer group is more appropriate for comparing compensation levels which typically depend in part on a company's size.

  Restricted stock is awarded to executive officers based upon the Compensation Committee's subjective evaluation of the Company's performance. No restricted stock awards were made in 1993. In April 1995 restricted stock was awarded to executive officers in an amount equal to 5 percent of the officer's salary based on the market value of the Common Stock at the date of the award.

  The Compensation Committee determined the stock options and restricted stock awards to Mr. Swindells and Mr. Rogel using the same principles as it uses in granting stock options and restricted stock awards to other executive officers. Under the formula used by the Compensation Committee in granting stock options, options for 18,210 shares were targeted for Mr. Swindells, options for 15,300 shares were targeted for Mr. Rogel and the targets were then adjusted downward to arrive at the options awarded to them for 1995.

  Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to the Company for compensation over $1 million paid to any of the Company's chief executive officer and four other most highly compensated executive officers unless such compensation is payable only on account of the attainment of one or more performance goals determined by a Board committee comprised solely of two or more outside directors and otherwise qualifies as performance based pursuant to Section 162(m).

  Although the Company has the flexibility to qualify awards under the 1995 Plan as performance based pursuant to Section 162(m), some members of the Compensation Committee are not outside directors within the meaning of Section 162(m). Accordingly, before any such qualifying performance based awards are made, the Board must reconstitute the membership of the Compensation Committee to include only outside directors.

  The Company does not have a policy favoring awards to executive officers which qualify as performance based pursuant to Section 162(m). However, the Compensation Committee will consider the net cost to the Company of awards under the 1995 Plan and whether to recommend that the Board reconstitute the membership of the Compensation Committee so awards may be made under the 1995 Plan that qualify pursuant to Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Gerard K. DrummondC. W. Knodell

                                          Samuel C. WheelerBenjamin R.
                                           Whiteley

                                          Paul N. McCracken, Chairman

                               PERFORMANCE GRAPH

  The following graph compares the annual percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Paper & Forest Products Index, in each case assuming investment of $100 on December 31, 1990, and reinvestment of dividends.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG WILLAMETTE INDUSTRIES, INC., S&P 500 INDEX AND S&P PAPER & FOREST PRODUCTS

Measurement period          Willamette       S&P 500      S&P Paper &
(Fiscal year Covered)    Industries, Inc.     Index     Forest Products
---------------------    ----------------    -------    ---------------
Measurement PT -
12/31/91                      $143            $130            $127
12/31/92                      $202            $140            $145
12/31/93                      $248            $155            $160
12/31/94                      $243            $157            $167
12/31/95                      $293            $215            $183


                           COMPENSATION OF DIRECTORS

FEES

  Each director of the Company who is not also an employee of the Company or a subsidiary (a "nonemployee director") receives a fee of $1,200 for each Board meeting attended and $1,000 for each committee meeting attended, except that the chairman of a committee receives an attendance fee of $1,500. In addition, each nonemployee director, other than Mr. Swindells, receives a retainer fee of $20,000 per year.

RETIREMENT BENEFITS

  The Company maintains a retirement plan for nonemployee directors who serve on the Board on or after September 1, 1989, and who complete five years of service as nonemployee directors after January 31, 1980. Upon retirement, a former director receives a number of annual payments equal to the number of years he or she served as a nonemployee director after January 31, 1980. Payments terminate on death. The amount of each annual payment equals the annual retainer fee for directors at the time the director retires. Benefits under the plan are not funded.

STOCK OPTIONS

  Under the 1995 Plan, each person who was a nonemployee director at the date of the 1995 annual meeting of shareholders was granted an option to purchase 1,000 shares of Common Stock (an "Initial Option") and each person who subsequently becomes a nonemployee director, other than a former officer of the Company or a subsidiary, will also be granted an Initial Option. In addition, on the date of each annual meeting of shareholders, commencing with the 1996 annual meeting, an option for 600 shares of Common Stock will be granted to each person who is then a nonemployee director, including former officers of the Company or its subsidiaries, and who is to continue to serve as a director.

  Options granted to nonemployee directors under the 1995 Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, have terms of ten years and two days, and are exercisable as specified in note (1) to the table under "Option/SAR Grants in Last Fiscal Year" above. Accordingly, the Initial Options granted to the nonemployee directors on the date of the 1995 annual meeting were granted at an exercise price of $51.50 per share, the fair market value of the Common Stock on that date.

CONSULTING AGREEMENT

  The Company entered into a consulting agreement with Mr. Swindells effective upon his retirement as chief executive officer of the Company under which Mr. Swindells agreed to provide consulting services to the Company for a two-year term expiring September 30, 1997. Thereafter, the consulting agreement will continue on a month-to-month basis until terminated by either party. Under the consulting agreement, Mr. Swindells receives consulting fees at the rate of $10,000 a month, secretarial services and office space, and is reimbursed for certain expenses including dues for a business club. The consulting agreement provides that, while Mr. Swindells is receiving fees under the agreement, he shall not receive the annual retainer fees payable to other nonemployee directors of the Company.

                             EMPLOYMENT AGREEMENTS

GENERAL

  The Company has entered into agreements ("CIC Agreements") with certain of its key employees, including the named executive officers, that provide for severance compensation for the employees in the event their employment with the Company is terminated subsequent to a Change in Control (as defined) of the Company under the circumstances set forth in the CIC Agreements. Pursuant to the CIC Agreements, each employee has agreed to remain in the Company's employ following a tender offer or exchange offer for more than 30 percent of the combined voting power of the Company's voting securities until such offer has been abandoned or terminated or a Change in Control has occurred and unless the Company reduces the employee's compensation.

  If, within 36 months following a Change in Control, the employee's employment with the Company is terminated by the Company without Cause (as defined) or by the employee with Good Reason (as defined), then the Company shall pay to the employee, upon demand, his full base salary through the date of termination at the rate in effect on the date the Change in Control occurred, plus severance compensation in an amount equal to 2.99 times the sum of (a) his annual base salary at the above-specified rate and (b) the average annual incentive compensation (if any) paid or accrued for his benefit in respect of the two fiscal years prior to the fiscal year in which the Change in Control occurs.

  The CIC Agreements further provide for the continuation of all noncash employee benefit plans and arrangements, with certain exceptions, for a period of one year following termination of employment after a Change in Control except by death, by the Company for Cause or disability or by the employee other than for Good Reason. The employee is also entitled to be reimbursed for any reasonable legal fees and expenses he may incur in enforcing his rights under the CIC Agreement.

  In the event it is determined that any payment by the Company to or for the benefit of the employee in connection with a Change in Control is not deductible by the Company for federal income tax purposes, then amounts otherwise payable or distributable under the agreement are reduced to the maximum deductible amount.

  The CIC Agreements are for one-year terms which extend annually for an additional one-year term, unless either the Company or the employee gives notice that the CIC Agreement shall not be extended. In the event of a Change in Control while the CIC Agreements are in effect, the CIC Agreements are automatically extended for 36 months from the date the Change in Control occurs. The CIC Agreements terminate upon termination of employment prior to a Change in Control.

CERTAIN DEFINITIONS

  Lengthy definitions of Cause, Change in Control and Good Reason are included in the CIC Agreements. Summaries of the definitions, which are necessarily incomplete, are set forth below.

  "Cause" with respect to the termination of an employee's employment by the Company means termination because the employee committed an act of fraud, embezzlement or theft constituting a felony, or an act intentionally against the interest of the Company which causes it material harm, or because of his repeated failure, after written notice, to perform his responsibilities under the CIC Agreement.

  "Change in Control" means (i) a change in control required to be disclosed pursuant to Regulation 14A under the Exchange Act, (ii) subject to certain exceptions, the acquisition by a person or group of beneficial ownership of 20 percent or more of the outstanding Common Stock, (iii) a change in the composition of the Board such that the directors at the beginning of any two-year period cease to constitute at least a majority of the Board unless the election or nomination of each new director was approved by two-thirds of the directors still in office who were directors at the beginning of such period,
(iv) subject to certain exceptions, any consolidation or merger of the Company or any sale or other transfer of substantially all its assets or (v) approval by the shareholders of the Company of a plan or proposal for its liquidation or dissolution.

  "Good Reason" with respect to the termination by an employee of his employment with the Company means (i) subject to certain exceptions, any change in the employee's status or position with the Company which in his reasonable judgment does not represent a promotion, (ii) a reduction in the employee's base salary, (iii) the failure by the Company to continue in effect for the employee certain benefit plans and policies, (iv) the transfer of the employee to a different location, (v) the failure of any successor to the Company to expressly assume the Company's obligations under the CIC Agreement, (vi) a purported termination by the Company of the employee's employment which is not effected in accordance with the CIC Agreement or (vii) a refusal by the Company to allow the employee to continue to engage in certain activities not related to the Company's business.

                         APPROVAL OF AMENDMENT OF THIRD
                       RESTATED ARTICLES OF INCORPORATION

GENERAL

  In February 1996, the Board unanimously approved a proposed amendment to
Article III A of the Company's Third Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 75,000,000 to 150,000,000.

  At February 26, 1996, there were 55,223,706 shares of Common Stock outstanding and 3,479,977 shares of Common Stock reserved for issuance under the 1995 Plan and the 1986 Plan. The Board believes that the increase in the number of authorized shares of Common Stock is desirable to enhance the Company's flexibility in issuing shares in connection with possible future acquisitions, stock dividends, financings and for other corporate purposes.

  Approval of the proposed amendment will permit the Board to authorize the issuance of additional shares of Common Stock without further action by the shareholders under Oregon corporate law, although shareholder approval may be required by regulatory authorities, under the listing agreement pursuant to which the Common Stock is traded on The Nasdaq Stock Market or by the rules of any stock exchange on which the Common Stock may be listed in the future. The Company does not have any present plan, understanding or agreement to issue additional shares of Common Stock except pursuant to the 1995 Plan and the 1986 Plan. Although the Company has no present intention to do so, shares of Common Stock could be issued in the future with the effect of making an unsolicited acquisition of control of the Company more difficult. The Board is not aware of any proposal to acquire control of the Company.

  The holders of Common Stock do not and will not have preemptive rights to subscribe to any additional shares of Common Stock that may be issued in the future.

RECOMMENDATION OF THE BOARD; VOTE REQUIRED

  The Board recommends that shareholders vote FOR approval of the amendment to the Third Restated Articles of Incorporation.

  The affirmative vote of a majority of the votes cast on the proposed amendment is required to approve the amendment. Abstentions and broker nonvotes will have no effect on the required vote on the proposed amendment.

                                 OTHER MATTERS

  Management knows of no matters to be brought before the meeting other than those described above. However, should any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company no later than November 11, 1996, in order to be included in the proxy statement and proxy card for such meeting.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by telegram and by telephone by regular employees of the Company without extra compensation for their services. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their reasonable expenses in forwarding soliciting materials to their principals and obtaining authorization for the execution of proxies.

                                          By Order of the Board of Directors

                                                 J. A. Parsons
                                                   Secretary

Portland, Oregon

-------------------------------------------------------------------------------


                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

                          WILLAMETTE INDUSTRIES, INC.

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

 The undersigned hereby appoints William Swindells, Steven R. Rogel and J. A. Parsons, and each of them, proxies with power of substitution, to represent and vote the common stock of Willamette Industries, Inc. ("Company"), which the undersigned may be entitled to vote at the annual meeting of the Company's shareholders on April 25, 1996, or at any adjournment thereof with all powers the undersigned would possess if personally present.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

-------------------------------------------------------------------------------
                                                                 Please mark
                                                                your votes as
                                                                indicated in
                                                                this example
                                                                     [X]


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR ITEMS 1 AND 2. A MAJORITY OF THE PROXIES PRESENT, OR IF ONLY ONE BE PRESENT THEN THAT ONE, SHALL HAVE ALL POWERS GRANTED HEREIN.

Item 1-Election of directors: E. B. Hart, C. W. Knodell, Steven R. Rogel, William Swindells

FOR  [_]    WITHHELD FOR ALL [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

-------------------------------------------------------------------------------

Item 2-A proposal to amend the Third Restated Articles of Incorporation to increase the number of authorized shares of common stock to 150,000,000

FOR [_]    AGAINST [_]    ABSTAIN [_]

Item 3-In the discretion of the proxies named herein upon any other business which may properly come before the meeting.


The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held April 25, 1996, and accompanying proxy statement, and revokes all prior proxies for said meeting.


Signature(s) __________________________    Date _________________________, 1996

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                           - FOLD AND DETACH HERE -